Exhibit 99.1

TEXT OF PRESENTATION AT THE
MERRILL LYNCH ADVERTISING, PUBLISHING AND EDUCATION CONFERENCE
ON FEBRUARY 25, 2003.

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STEVE LACY

Good morning.

We're pleased to present to you and want to thank Lauren Rich Fine and Karl Choi for inviting us.

With me today is Suku Radia, our chief financial officer.

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This presentation includes statements that are considered forward-looking within Federal securities laws. I will spare you by refraining from reading the text of this slide, but it is important to remind you of a number of factors that can affect our business and results, especially any results from the current geo-political environment.

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To start, I'll give you a brief company overview and review our Publishing Group. Suku will give you an overview of our Broadcasting Group and offer a financial update, including our current earnings outlook. Then we'll address your questions.

For more than 100 years, Meredith has served the needs of American families and their homes. We've done this in print, on television and more recently via the Internet - and we've done it very well.

For a century, our primary focus has been to:

--	Provide superior service to our customers, and
--	Build superior value for our shareholders.

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Our performance in the fiscal second quarter, which ended December 31, was strong and was broad-based throughout the company.

--	Net earnings rose 69 percent
--	Operating profit grew 47 percent
--	Revenue grew 10 percent, and
--	Total company advertising revenues were up 17 percent.

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Here is a look at a few financial highlights for our two operating segments from the quarter.

In Publishing:
--	Operating profit increased 21 percent, paced by strong performance at many of our subscription magazines and our book operations.
--	Publishing revenues were up 8 percent.
In Broadcasting:
--	Operating profit rose 67 percent reflecting improved ratings, sales efforts, and strong demand for political advertising.
--	Same-station revenues increased 25 percent. Same stations include KPTV in Portland and exclude the two Florida stations we traded to FOX last June.
--	EBITDA margin rose nearly 900 basis points to 39 percent from 30 percent.

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Overall, we are pursuing three primary strategies. These can be summarized as follows:

1)	Expand our powerful publishing base,
2)	Continue the improvement in our broadcasting performance, and
3)	Strengthen our excellent financial position

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If we leave you with nothing else today, we'd like you to remember these five key points.

First, our publishing business holds a clear leadership position in the home and family markets. We are expanding this leadership position by serving younger families.

Second, the turnaround in our broadcasting business is a key driver to our growth and margin expansion. In the next two to three years, we expect to restore our broadcasting EBITDA margin to the 40 percent level, comparable to what we did in fiscal 1998 and 1999.

Third, these businesses generate significant free cash flow and we have a strong balance sheet.

Fourth, we have a strong and credible management team. And,

Fifth, these characteristics allow us to be opportunistic with respect to strategic asset opportunities, especially in a consolidating environment.

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Publishing has been a core Meredith strength for years. Our group includes more than 16 subscription magazine brands led by Better Homes and Gardens. This year we'll publish more than 165 Special Interest Publications, which are primarily sold on the newsstand. And our book business has more than 300 titles in print.

Our group now includes American Baby, which I'll discuss in more detail later.

The Publishing Group also includes Integrated Marketing, whose specialty is custom publishing for strategic corporate clients, Interactive Media (or internet-based businesses), and database operations.

In addition, we have established Meredith Corporate Solutions, which is designed to serve the advertising needs of our clients across our publications.

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Our overall growth strategy is to build on our strong presence in the home and family market. This slide highlights some of the key points:

1)	As strong as it is, our flagship, Better Homes and Gardens, has significant room to grow.
2)	We are revitalizing Ladies' Home Journal, our second largest title.
3)	We have extended the Better Homes and Gardens brand with:
* Our Special Interest Publications, which have grown revenue and profit contribution very well over time.
* Our book business, which has continued its strong performance in the first half of our fiscal year. And,
* Our interactive media and brand licensing programs, which also extend our home and family expertise
4)

Our mid-sized titles - Country Home, Traditional Home, Midwest Living and MORE - are all on strong growth paths. We expect to continue to increase circulation and advertising revenues for each of them.

5)	American Baby extends our reach into a younger and more culturally diverse demographic. This is a well-established brand name that fits very well into our "family" niche, and
6)	We continue to emphasize our integrated marketing and multi-platform advertising programs.

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As you know, the housing market is thriving. Home sales, new home construction and remodeling expenditures have all held up extremely well throughout the two-year economic downturn.

Low interest rates have been a major factor in the resiliency of the housing market. Currently, many consumers view their homes as their best investment. As a result, home ownership is at an all-time high with more than two-thirds of America's households today owning their homes. As the chart shows, homeownership is projected to go even higher to nearly 70% by 2010.

There's also a strong and enduring emotional and cultural foundation to the homeowner market. The baby boomers are now totally in their home-and-family years. The tragedy of 9-11 reaffirmed the importance of home. Mobility rates are also at an all time low and are expected to go lower still for at least a decade. This translates into an even greater commitment to the home.

We have the opportunity to sustain and grow our current portfolio in this consumer home-focused environment.

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This slide shows a breakdown of U.S. consumer expenditures in 2001 totaling approximately $7 trillion. One in every four dollars is spent on housing, household operations, furnishings and other household equipment. Three-fourths of all U.S. consumer expenditures are made by homeowners.

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We create products to serve the home and family years (the highlighted 35-54 lifestages on the chart) and have a total market of nearly 50 million households from which to draw. Some households enter our market earlier, many stay longer. (Our active magazine file is around 20 million today.)

These households are the driving force of the consumer economy. They are the largest spenders and they do a disproportionate amount of their spending in the categories we cover. Advertisers need these people and we already have them as subscribers. We know how to speak to them.

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Better Homes and Gardens is our flagship brand.

It is the fourth largest U.S. consumer magazine and has a 7.6 million circulation base which has remained steady while the circulation of most other large U.S. consumer magazines has eroded during the past five years. Better Homes holds a leading position within the women's service field, which provides advertisers with a very strong avenue to reach nearly 39 million readers monthly.

Better Homes provides a strong foundation from which we have successfully launched many other businesses.

Recently, Better Homes and Gardens was named to the "A List" by Advertising Age magazine. This list includes the top ten magazines in terms of ad page and circulation performance, and content.

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Let's turn to Ladies' Home Journal. As you recall, this has been a challenging business for us in recent years.

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On July 1, 2002, we changed creative leadership and named Diane Salvatore editor-in-chief. Diane is refreshing the magazine around the theme, "heart, home and family." It is designed to emphasize a woman's relationship to her family in areas such as health, parenting and relationships. She is also upgrading the writing and photography, and improving the look and feel of LHJ. Diane has hired an extremely strong editorial staff, with new editors hailing from such magazines as In Style, Seventeen, Harper's Bazaar, Self, Redbook, and The New York Times. The full impact of their work can be seen in the March 2003 issue.

--

On the sales and marketing front, we promoted Jeannine Shao Collins to Vice President/Group Publisher of Ladies' Home Journal and MORE. Jeannine did an outstanding job as Publisher of Better Homes and Gardens. Jeannine was recently named to the Advertising Hall of Achievement. This is the industry's premier award for outstanding advertising professionals age 40 and under.

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We are beginning to see the impact of Jeannine's and Diane's leadership. After a relatively weak first half, ad revenue for the February issue of LHJ is up 42 percent and the March issue is up 38 percent.

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This graph illustrates the share of gross PIB advertising revenues for the traditional women's service field - which now excludes Rosie's - for the 12-month period ending with the January issues.

Meredith's two largest magazines - Better Homes and Gardens and Ladies' Home Journal - combined to lead the field with a 43% share.

Better Homes has a commanding lead over its nearest competitor. In the 12 months ending with the January 2003 issue, the title grew its pages, as measured by PIB, by 7 percent and PIB revenues by 14 percent.

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We have been successful extending our Better Homes and Gardens brand by launching new mid-sized subscription magazines; a lineup of more than 165 Special Interest Publications sold primarily through retail; and hundreds of books.

In addition, we have created a powerful Better Homes and Gardens web site, brand licensing arrangements with retailers, cross-marketing programs with our local television stations, and a Corporate Solutions business which leverages the Better Homes and Gardens brand to create multi-platform, multi-product marketing programs across all of our assets.

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The growth of our Special Interest Publications over the past 10 years is shown on this slide, with operating profit and revenues indexed at 100 for fiscal 1993. As you can see, revenues have grown nearly three-fold, while operating profit has grown nearly 5 times.

We published 130 Special Interest Publications in fiscal 2002, up more than 60 percent from five years earlier, and we plan to publish approximately 165 in fiscal 2003.

We have initiatives in place to capitalize on upside potential in advertising, retail sales volume and cover price increases for existing titles, as well as increases in the number of titles created.

We believe there is continued significant growth potential for this business as we look into the future.

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In the second quarter of fiscal 2003, our book operations were strong across the board and we expect fiscal 2003 to be a banner year for book publishing. Our book revenues were up in the high 20s for the quarter, led by sales of the 12th edition of the Better Homes and Gardens New Cook Book.

To date, we have shipped nearly 850,000 copies of the 12th edition of the Better Homes New Cook Book to retailers. Clearly, demand for the book was very strong as consumers bought the New Cook Book for the recent holiday season.

We have launched a value publishing initiative which repurposes existing Meredith book content into the oversized books that you see in retail outlets such as Barnes & Noble or Borders. This is a $1 billion market at retail. We have a tremendous content archive and believe this initiative will add meaningful revenue over the next 2-3 years.

We are also aggressively pursuing new licensing arrangements, as well as building on the success of existing arrangements such as Home Depot and Ortho. We are tremendously excited about new agreements with HGTV, The Food Network, Miracle Gro and Trading Spaces (300,000 books on order).

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Our Interactive Media operations continue to grow. In the second quarter:

--	Advertising revenues nearly doubled.
--	Page views grew nearly 70 percent and averaged approximately 68 million per month in the quarter.
--	Unique visitors increased nearly 90 percent to average nearly 5 million per month in the quarter.

All were quarterly records. Internet traffic continues to grow at our anchor site, bhg.com, which averaged 3.4 million visitors per month in the quarter, compared to 1.9 million average monthly visitors in the second quarter of fiscal 2002.

We continue generating magazine subscriptions over the Internet. In the second quarter, we sold over 60 percent more magazine subscriptions over the Internet than in the comparable quarter. That momentum has continued into our third fiscal quarter. Our Internet magazine subscription sales in January were more than double the sales in the same month of the prior year.

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Now let's turn our attention to our mid-sized titles. In each of these businesses, we see significant upside, with the opportunity to increase rate base and frequency.

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Country Home magazine gained three full market share points in calendar 2002. It will be published 10 times in 2003, and its rate base will increase to 1.2 million. We believe there is the opportunity to achieve a 1.5 or 1.6 million rate base over time.

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Traditional Home gained four full market share points in calendar 2002. Its rate base will increase to 925,000, effective with the February/March 2003 issue. Our objective is to grow the Traditional Home rate base to at least 1 million and frequency to 10 times annually.

--	Midwest Living magazine has really been on a roll. It has achieved advertising revenue records in six of its last eight issues. We increased its rate base to 850,000, effective January 1.
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We are extremely excited about the growth prospects for MORE magazine. It has had tremendous advertising performance, with February revenue up 54 percent, March up 44 percent and April up 32 percent. We recently increased its rate base to 850,000 and have plans to grow it to at least 1 million over time.

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One of our strategic priorities is to extend our portfolio to younger women and families and then move these younger readers into our established titles. We can accomplish this by launching new magazines or acquiring established magazines targeted at a younger market. American Baby is a great example.

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The American Baby Group is anchored by American Baby magazine, which has a circulation of 2 million and reaches more than 7 million readers monthly. According to PIB, American Baby magazine grew advertising revenue 22 percent and advertising pages 17 percent in calendar 2002.

The group also includes Childbirth and First Year of Life magazines, television programs, web sites, sampling programs, custom publications, expos and product shows. In addition, the group provides us with a presence in the rapidly-expanding Hispanic market.

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The initial integration of American Baby has gone well.  Key American Baby personnel have been retained and our Corporate Solutions sales force is including the American Baby portfolio in Meredith advertising packages.

From a client perspective, we are meeting with American Baby advertisers to better understand their needs and explain the benefits of Meredith's home and family expertise. We assigned the responsibility to sell automotive advertising into the American Baby portfolio to a senior Meredith advertising executive with automotive experience. Initial response has been quite encouraging. We also see an opportunity to attract non-endemic advertisers to American Baby. These advertisers already know other Meredith magazines and it makes sense to include American Baby's titles.

Now, I'll turn it over to Suku for a broadcasting and financial update.

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SUKU

Thanks Steve. My thanks to Karl and Lauren also. A key component to Meredith's overall success is improving the performance of our Broadcasting Group. Our second quarter results continued the improvement that began in the last half of fiscal 2002.

Our broadcasting operations are comprised of 11 television stations throughout the U.S. This map shows their locations and network affiliations.

Eight of our 11 stations are located in the nation's top-36 markets. Our top three markets - Atlanta, Phoenix and Portland - are among the most attractive in the country.

Overall, our station portfolio provides very good diversification in terms of network affiliation and geographic coverage and provides a solid foundation from which to build.

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We've taken several actions to improve the performance at each station. These include:

--	Strengthening our news
--	Increasing our ratings
--	Improving our sales practices, and
--	Making better programming decisions

We also want to strengthen our station line-up. Last June we formed a duopoly in Portland, which is off to a good start.

Successful execution of these initiatives will produce revenue growth, margin expansion and increased cash flow.

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The best measure of our broadcasting performance is EBITDA and we have improved this measure in each of the last three quarters.

In the fourth quarter of fiscal 2002, our broadcasting EBITDA margin rose 300 basis points year-over-year to 32 percent.

For the first quarter of fiscal 2003, EBITDA margin improved 600 basis points to 24 percent.

In the second quarter of fiscal of 2003, we improved our EBITDA margin nearly 900 basis points to 39 percent.

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Improving news is a high priority because local newscasts are the largest single revenue generator for a station - accounting for 30 to 35 percent of a local station's revenues on average. It is also an area over which we have complete control of programming. We have taken actions to improve our newscasts and our efforts are generating results.

This slide highlights some of our ratings improvements in the November book for the important 25 to 54 demographic. We showed strong gains in our largest two markets, Atlanta and Phoenix.

--	WGCL in Atlanta continued its momentum, posting sharp gains in its evening and late newscasts.
--	KPHO in Phoenix earned ratings gains for nearly all of its newscasts, with a gain of 60 percent for its late news and a 50 percent gain at 6 p.m.
--	Many of our other stations, including KVVU in Las Vegas, WSFB in Hartford, KCTV in Kansas City and WHNS in Greenville, posted ratings gains for their key newscasts.

We are also encouraged by our preliminary ratings in February sweeps period.

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This slide shows the results of our sales improvement efforts. Year-over-year revenue growth improved significantly in late fiscal 2002 and remained at a high level in the second quarter of fiscal 2003.

In the second quarter, we outperformed the industry and same station revenues were up 25 percent.

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We formed a duopoly in Portland in June 2002 and it has performed well. The integration of our two stations, KPTV and KPDX, is complete and the affiliation switch was finalized in September.

Combined revenues of the two stations rose 14 percent in the second quarter of fiscal 2003 and 12 percent for the first half of fiscal 2003. Most importantly, it is expected the duopoly will significantly increase cash flow this fiscal year.

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With that look at Broadcasting, I'll spend a few minutes outlining our financial strategies and position.

We have always been conservative with respect to our accounting practices and we follow a very disciplined approach to our CEO and CFO certification of quarterly financials.

Successful execution of our publishing and broadcasting strategies will generate even greater cash flow and strengthen our excellent financial position. We use our free cash flow for four main purposes: 1) to invest in our businesses; 2) to make acquisitions, which add to our strong portfolio of assets; 3) to repurchase our shares; and 4) to reduce debt.

Our philosophy is to maintain a manageable debt-to EBITDA ratio, especially in an uncertain economic environment.

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We continue to invest in our business, as you can see from this graph.

We expect capital expenditures in fiscal 2003 to be $30 to $35 million, because of the final stages of our digital TV build out.

Looking forward, we expect normalized cap ex to run in the $20 to $25 million range, although some station remodeling projects could get us to slightly over $25 million.

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We also have an active share repurchase program.

Since fiscal 2000, we have repurchased nearly $130 million of our shares and we remain committed to this program.

At a minimum, our objective is to purchase enough shares to cover the number of option grants.

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As a company, we generate significant free cash flow. In addition to ongoing capital expenditures and our share repurchase program, we have retired debt. Total debt was $424 million at Dec. 31, 2002, up $59 million from $365 million as of September 30th. This reflects our $115 million acquisition of American Baby that was financed with existing credit facilities and cash on hand.

We expect to maintain a conservative debt to EBITDA ratio. In this environment, a manageable debt level has been a prudent approach to managing our business.

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As I just noted, we paid $115 million for the American Baby Group. The purchase price represents a multiple of approximately 10 times the American Baby group's projected calendar 2003 EBITDA.

Consistent with what we have stated earlier, American Baby is expected to be slightly accretive for the remainder of our fiscal year. American Baby is not expected to have a material impact on our third quarter results due to approximately $2 million of intangible amortization, which is based on an independent valuation of this acquisition and is pursuant to the provisions of SFAS No. 141. In the fourth quarter and thereafter, this amortization is expected to be approximately $200,000 per quarter.

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In late January, when we released our second quarter earnings, we stated we were comfortable with $0.48 per share - then the First Call consensus - for the third quarter of fiscal 2003, assuming world events did not materially interrupt our businesses. We are still comfortable with that guidance. Our net earnings for the third quarter of fiscal 2002 were $21.8 million or $0.43 per share, adjusted for the amortization provisions of SFAS No. 142.

Looking at the full fiscal year, we believe earnings will range from $1.65 to $1.75 per share, before the charge related to the adoption of SFAS No. 142. This outlook reflects our performance to date and accretion from American Baby. In addition, our outlook reflects the potential for incremental direct mail investment in the second half of fiscal 2003 and the assumption world events will not materially interrupt our businesses. Our fiscal 2002 net earnings were $72.4 million or $1.42 per share, adjusted for the amortization provisions of SFAS No. 142.

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In conclusion, I'll leave you with these points.

First, our publishing business holds a clear leadership position in the home and family markets. We are expanding this leadership position by serving younger women and younger families.

Second, our turnaround in broadcasting is a key driver to our growth and in the next two to three years, we expect to improve EBITDA margin to the level we did in fiscal 1998 and 1999.

Third, these businesses generate significant free cash flow and we have a strong balance sheet.

We have a strong and credible management team. And,

Last, these characteristics allow us to be opportunistic with respect to strategic asset opportunities, especially in a consolidating environment.

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Now, we'll take your questions.

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INFORMATION RELATING TO
FORWARD-LOOKING STATEMENTS

This presentation and management's public commentary contain certain forward-

looking statements that are subject to risks and uncertainties. These statements are based on management's current knowledge and estimates of factors affecting the company's operations. Actual results may differ materially from those currently anticipated.

Factors that could adversely affect future results include, but are not limited to: downturns in national and/or local economies; a softening of the domestic advertising market; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss of one or more major clients; changes in consumer reading, purchasing and/or television viewing patterns; unanticipated increases in paper, postage, printing or syndicated programming costs; changes in television network affiliation agreements and/or network affiliation relationships; technological developments affecting products or methods of distribution such as the Internet or e-commerce; changes in government regulations affecting the company's industries; unexpected changes in interest rates; and any acquisitions and/or dispositions.